EXHIBIT 6.15

                              CONSULTING AGREEMENT

         This Consulting Agreement (Agreement) is made this 22nd day of July, and entered into between 1-800-AutoTow Gulf Coast East, Inc. a Florida corporation ("Company"), and Frank W. Rice, ("Consultant").

                                    RECITALS

A. Company is a corporation engaged in the business of providing towing and other services in the transportation industry. Consultant is an individual possessing unique management and operating talents of value to the Company.

B. Company desires to engage Consultant and Consultant desires to accept such engagement, all on the terms and conditions set forth in this Agreement.

C. Company and Consultant each desire to prevent other competitive businesses from securing Consultant's services and utilizing Consultant's experience, background, confidential information and inventions as hereinafter set forth.

                                    AGREEMENT

         In consideration of the foregoing recitals and the covenants and agreements of the parties contained herein, the parties do hereby agree as follows:

1. Engagement: Company hereby hires Consultant to perform the duties and render the services hereinafter set forth in Section 2, for a minimum of three months, commencing with the Company's purchase of the assets of Town `N Country Inc., and Consultant hereby accepts said engagement and agrees to perform said services during the term of this Agreement.

2. Duties: Consultant agrees to render to the Company the services as outlined in Attachment A.

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3. Compensation: As compensation for his services to be performed hereunder,
Company shall provide Consultant with the following compensation and benefits:

         (a) Base Compensation: For all services rendered by Consultant to Company hereunder, Consultant's base fee shall be $5,000.00 per month, which shall commence the date of acquisition of Town `N Country, Inc. by 1-800-AutoTow Gulf Coast East, Inc.

4. Termination: This Agreement and Consultant's engagement are subject to immediate termination at any time as follows:

         (a) Death: This Agreement shall terminate immediately upon Consultant's death, in which event the Company's only obligation shall be payment of all compensation due Consultant for services rendered by Consultant prior to the date of his death to Consultant's estate or beneficiary.

         (b) Disability: The Company may terminate Consultant's engagement in the event that Consultant is disabled from performing all assigned duties under this Agreement due to illness or injury for a period in excess of three (3) consecutive months, in which event the Company's only obligation shall be to pay all compensation due Consultant for services rendered by Consultant prior to the date of his termination.

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         (c)      Termination of Engagement With Cause: The Company may
                  terminate Consultant's engagement immediately upon written notice to Consultant in the event Consultant (1) is convicted of a felony by a court of competent jurisdiction; (2) commits any gross misconduct, willful breach, or habitual neglect of his duties; (3) willfully violates any policy or procedure of the Company that causes a material adverse effect on the Company; or (4) uses illegal or controlled substances. In any event, the Company's sole obligation to Consultant shall be payment of all compensation due Consultant for services rendered by Consultant prior to notice of termination under this subsection. The Company shall give thirty (30) days notice to cure any conduct set forth herein unless the Board of Directors, in its sole discretion, determines that a cure is not deemed possible or appropriate.

          (d) Company's Sole Obligation: In the event of any termination pursuant to this Section, the payment of the amounts set forth in subsections (a) through (e) above as applicable constitute the sole obligations of the Company and are in lieu of any damages or other compensation that Consultant may claim in connection with engagement with the Company.

         (e) Return of Company Property: Upon termination of engagement for any reason, Consultant shall immediately return to the Company without condition all files, records, keys, and other property of the Company.

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5. Confidentiality: Consultant acknowledges and agrees that Consultant has been entrusted with trade secrets and proprietary information regarding the products, processes, methods of manufacture and delivery, know-how, designs, formula, work in progress, research and development, computer software and data bases, copyrights, trademarks, patents, marketing techniques, and future business plans, as well as customer lists and information concerning the identity, needs, and desires of actual and potential customers of the Company and its subsidiaries, joint ventures, partners, and other affiliated persons and entities ("Confidential Information"), all of which derive significant economic value from not being generally known to others outside the Company.

         (a) During the entire term of Consultant's engagement with the Company, and for two (2) years thereafter, Consultant shall not disclose or exploit any Confidential Information except as necessary in the performance of Consultant's duties under this Agreement or with the Company's express written consent.

         (b) Consultant acknowledges and agrees that any violation of this Section would cause immediate irreparable damage to the Company, and that it shall be extremely difficult or impossible to determine the amount of damage caused to the Company. Consultant therefore consents to the issuance of a temporary restraining order, preliminary and permanent injunction, and other appropriate relief to restrain any actual or threatened violation of this Section, without limiting any other remedies the Company may have. Consultant agrees to the sole and exclusive jurisdiction of the Circuit Court for Palm Beach County, Florida should any dispute arise out of the engagement relationship as defined herein.


6. Non-Competition: Will be covered under an addendum to the purchase agreement between Town `N Country, Inc., and 1-800-AutoTow Gulf Coast East, Inc.

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7. Conflict of Interest: During the term of this Agreement, Consultant shall devote Consultant's full working time, ability, and attention to the business of the Company, and shall not accept other engagement or engage in any other outside business activity which interferes with the performance of Consultant's duties and responsibilities under this Agreement or which involves actual or potential competition with the business of the Company, except with the express written consent of the Company.

8. Notices: All notices and other communications under this Agreement shall be in writing and shall be delivered personally or mailed by registered mail, return receipt requested and shall be deemed given when so delivered or mailed, to a party at such address as a party may, from time to time, designate in writing to the other party. The initial addresses for notices are as follows:


                  Company: 1-800-AutoTow Gulf Coast East, Inc. 1301 N. Congress Ave., Suite 330
                               Boynton Beach, FL 33426

                  Consultant:  Frank W. Rice
                               9447 W. Hillsborough Ave.
                               Tampa, FL 33615


9. Severability: In the event any provision of this Agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.

10. Waiver: No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach.

11. Applicable Law: This Agreement shall be construed according to the laws of the State of Florida. In the event action be brought to enforce any provisions of this Agreement in the Circuit Court for Palm Beach County, the prevailing party shall be entitled to reasonable attorneys' fees as fixed by the court.

12. Headings: The paragraph and subparagraph headings herein are for convenience only and shall not affect the construction hereof.

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13.      Miscellaneous:

         (a) The Consultant acknowledges and agrees that the Company's remedy at law for any breach of any of his obligations hereunder would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision of this Agreement without the necessity of proof of actual damage and without any bond or other security being required. Such remedies shall not be exclusive and shall be in addition to any other remedy, which the Company may have.

         (j) This Agreement constitutes the entire Agreement between the parties regarding the above matters, and each party acknowledges that there are no other written or verbal Agreements or understandings relating to such subject matter between the Consultant and the Company or between the Consultant and any other individuals or entities other than those set forth herein. No amendment to this Agreement shall be effective unless it is in writing and signed by both the parties hereto. All prior written or oral agreements concerning the relationship between the Company and the Consultant are merged in this agreement and are of no legal effect.

         (k) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes hereof.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands on this 22nd day of July, 1999.

1-800-AutoTow Gulf Coast East, Inc.          "Consultant"

         /s/ Steven B. Teeters               /s/ Frank W. Rice
         ---------------------               --------------------
         Steven B. Teeters                   Frank W. Rice
         Treasurer                           Consultant

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